TERMINATION AGREEMENT

Reference is hereby made to that certain Sales Agency Agreement dated June 30, 2010 between Atlantis Group HF and Lions Gate Lighting Corp. (now known as Umami Sustainable Seafood Inc.).  The parties to the Agreement hereby agree as follows:

1.	The Agreement and all rights and obligations thereunder are hereby terminated effective immediately.

2.	All products due to be delivered under the Agreement have been delivered and all amounts due thereunder have been settled and no monies or products are due thereunder.

3.	Each party warrants and represents that this termination agreement has been duly authorized by its board of directors.

Dated: October 3, 2011

Umami Sustainable Seafood Inc. (formerly known as Lions Gate Lighting Corp.)	Atlantis Group HF

/s/ Oli Valur Steindorsson	/s/ Arni Pall Einarsson
Name:	Name:
Title: Chairman/CEO	Title: CEO